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                                                                    EXHIBIT 11
                                                                    ----------
                               WYLE LABORATORIES
                        CALCULATION OF INCOME PER SHARE
                                  (Unaudited)

                    (In thousands, except per share amounts)

                                     Three Months Ended    Six Months Ended
                                     -------------------  ------------------
                                      June 30,  July 31,  June 30,  July 31,
                                        1994      1993      1994      1993
                                      --------  --------  --------  --------

Net income applicable to
   common shares  . . . . . . . .       $4,294    $2,800    $7,103    $4,144
                                       =======   =======   =======   =======
Common and common equivalent shares -
   Weighted average number of
    common shares outstanding . .       12,250    12,182    12,217    12,172
   Stock options included under
    the treasury stock method (1)          161       150       214       170
                                       -------   -------   -------   -------
                                        12,411    12,332    12,431    12,342
                                       =======   =======   =======   =======
Income per share -
   Income before accounting change        $.35      $.23      $.57     $ .59
   Cumulative effect of accounting     =======   =======   =======   =======
     change for postretirement
     benefits other than pensions         $  -      $  -      $  -     $(.26)
                                       =======   =======   =======   =======
   Net income per common share. .         $.35      $.23      $.57     $ .34
                                       =======   =======   =======   =======



(1) The assumed repurchase price of option shares is based on the average market price for the period.